Exhibit 99.1

ArrowMark Financial Corp. Announces $14.9 Million Registered Direct Offering

ArrowMark Financial Corp. (Nasdaq: BANX) (“ArrowMark” or the “Fund”) today announced that it has entered into a securities purchase agreement with investors to purchase 673,249 of its shares of common stock, in a registered direct offering. The purchase price for one share of common stock was $22.28. The Net Asset Value at the time of the transaction was $22.20. The registered direct offering is accretive to current shareholders.

The proceeds from the registered direct offering are expected to be $14,999,987.72, exclusive of legal and administrative expenses associated with the transaction. ArrowMark anticipates that the net proceeds will be invested in accordance with its investment strategy.

The securities described above are being offered pursuant to a “shelf” registration statement (File No. 333-281004) originally filed with the Securities and Exchange Commission (SEC) on July 24, 2024 and declared effective on February 18, 2025. Such securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the offering of the securities will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering of the securities may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting Investor Relations at (877) 855-3434 or 100 Fillmore Street, Suite 325, Denver, CO 80206.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor are there any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About ArrowMark Financial Corp.

ArrowMark Financial Corp. is an SEC registered non-diversified, closed-end fund listed on the NASDAQ Global Select Market under the symbol “BANX.” Its investment objective is to provide shareholders with current income. The Fund pursues its objective by investing primarily in regulatory capital securities of financial institutions. ArrowMark Financial is managed by ArrowMark Asset Management, LLC. To learn more, visit ir.arrowmarkfinancialcorp.com or contact the Fund’s secondary market service agent at 877-855-3434.

Disclaimer and Risk Factors:

There is no assurance that ArrowMark Financial will achieve its investment objective. ArrowMark Financial is subject to numerous risks, including investment and market risks, management risk, income and interest rate risks, banking industry risks, preferred stock risk, convertible securities risk, debt securities risk, liquidity risk, valuation risk, leverage risk, non-diversification risk, credit and counterparty risks, market at a discount from net asset value risk and market disruption risk. Shares of closed-end investment companies may trade above (a premium) or below (a discount) their net asset value. Shares of ArrowMark Financial may not be appropriate for all investors. Investors should review and consider carefully ArrowMark Financial's investment objective, risks, charges and expenses. Past performance does not guarantee future results.

The Annual Report, Semi-Annual Report and other regulatory filings of the Fund with the SEC are accessible on the SEC's website at www.sec.gov and on the Fund’s website at ir.arrowmarkfinancialcorp.com.

Contact:

Investor Relations
BANX@destracapital.com
Destra Capital Advisors LLC
(877) 855-3434